January 24, 2000

Fax: (212) 977-1600

Robert Maerz
Chief Executive Officer
MSH Entertainment Corporation
244 W. 54th Street
New York, New York  10019

Re: Acquisition Agreement

Dear Bob,

Based on our discussions, the following shall serve as a Deal Memorandum incorporating the agreed upon deal points between the Principals or Aston Entertainment Group, Inc., (Aston) and MSH Entertainment Corporation, (MSH), collectively the (Parties) pertaining to an acquisition agreement between the companies.

1.       Stock Purchase:

         A. Aston's principals have agreed to offer for sale 806,250 shares of common stock representing fifteen percent (15%) of its issued and outstanding shares.

         B. MSH has agreed to accept such offer and purchase 806,250 shares of Aston Common Stock from said principals for the agreed upon purchase price of $1,007,812.00.

         C. The parties have agreed that the $1,007,812.00 will be paid as follows: Twenty-five percent (25%) of the purchase price representing $251,953.00 shall be paid in US currency and the remaining seventy-five percent (75%) of the purchase price representing $755,859.00 shall be paid with the transfer to Aston's principals the amount of 2,099,608 shares of MSH Common Stock (valued at $503,906.00) and the transfer to Aston's principals of 125,976 shares of Kids&Family, Inc. common shares (valued at $251,953.00).

If after one year from the principals investment in Kids & Family of $251,953.00, Kids & Family has not made a public offering for its common shares of stock, said Aston principal investor(s) shall have the right to convert all or a portion thereof of said investment, into MSHE common stock. Said conversion price of

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MSHB stock shall be at .24 per share. If after one year of the date herein, Kids
& Family has not made a public offering for its common shares of stock, and said Aston principals investor(s) are satisfied with the investment in Kids & Family, they may keep their investment in Kids & Family and said investment will start to accrue interest immediately thereafter at 8% per annum.

         D. The parties have agreed that this transaction will be funded as follows.

                  (1) The stock portion of this transaction shall commence an the closing dare of February 1, 2000, whereby, the stock certificates shall be issued to the respective companies upon authorization from the Board of Directors and Shareholders, if necessary.

                  (2) The monetary funding of this transaction shall be paid to Aston over the next sixty days as the funds become available.

2.       Closing:

         A. The parties agree that the closing date of this transaction shall be February 1, 2000 or other such date as mutually agreed upon.

         B. The parties agree that the monetary funding portion of this transaction shall be paid to Aston over the next sixty days as the funds become available.

3.       Acknowledgments:

         A. Each party hereby acknowledges that they have been given adequate time to perform the proper due diligence pertaining to this transaction.

         B. MSH acknowledges that they have reviewed Aston's annual financial statements, and corporate records and are hereby satisfied with the examinations of such and MSH has requested that Aston provide audited financials fur the year ending 1999.

4.       Additional Documents:

         A. Aston agrees to provide MSH with the following items pursuant to this transaction:

                  *  A stock purchase agreement
                  *  The approval of the Board of Directors
                  *  Audited financial statements for year end 1999

         B. MSH agrees to provide Aston with the following items pursuant to this transaction:

                  * A letter of assurance that MSH doesn't have any plans for a reverse split of common stock at this time

                  * An anti-dilution agreement stating the following: if MSH issues additional shares of common stock1 or in the event of a restructure of the company, or in the event of any reverse split of shares, then Aston will have the option to purchase additional shares of common stock at .14 per share in order to maintain its percentage ownership of the stock pursuant to the date of this transaction.
                  * Copies of audited financial statements and outside appraisals when available.

5.       Entire Understanding:

         A. This document represents the entire and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, understandings or representations whether oral or written between the parties regarding the subject matter hereof and shall remain in effect as The Agreement and be binding on the parties until such time as a Stock Purchase Agreement is executed, if ever.

6.       Captions:

         A. The captions of the various paragraphs and sections of this Agreement are intended to be used solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or to be used as an aid in the construction of any provision.

7.       Amendments and Changes:

         A. This Agreement cannot be amended, modified or changed in any way whatsoever except by a written instrument duly signed by the Parties hereto.

8.       Authority:

         A. The parties hereto warrant and represent that they have the power and authority to enter into this Agreement.

9.       Governing Law:

         A. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida and the Parties hereto agree that in the event of any disputes under this Agreement, said disputes shall be subject to arbitration and be bound by the rules and regulations of the American Arbitration Association with respect to resolution of any disputes arising hereunder.

The Parties herein have fully read, understood and executed this Agreement freely and voluntarily. By signing in the spaces provided below, the Parties accept and agree to all the tams and conditions of this Agreement.

In Witness Whereof the Parties hereto have caused this Agreement to be duly executed.



/s/ Robert P. Maerz                              /s/ 2/1/2000
-------------------------------                  -------------------------------
Robert P. Maerz - Chariman\CEO                   Today's Date
MSH Entertainment Corporation



/s/ Anthony R. Asfur                             /s/ 2/1/2000
-------------------------------                  -------------------------------
Anthony R. Asfur - Principal\CEO                 Today's Date
Aston Entertainment Group, Inc.



/s/ Dale J. Sexton                               /s/ 2/1/2000
-------------------------------                  -------------------------------
Dale J. Sexton - Principal\COO                   Today's Date
Aston Entertainment Group, Inc.

                       Addendum to Acquisition Agreement


            THIS ADDENDUM is made this 15th day of February, 2000 between Aston Entertainment Group, Inc., (Aston) and MSH Entertainment Corporation, (MSH).

            WHEREAS, it is agreed to by the parties that under section 1, Stock Purchase, item C pursuant to the Acquisition Letter of Agreement dated January 24th, 2000, and executed on February 1st, 2000, shall be revised as follows:

The parties have agreed that the $1,007,812.00 will be paid as follows: Fifty percent (50%) of the purchase price representing $503,906.00 shall be paid in US currency and the remaining Fifty percent (50%) of the purchase price representing $503,906.00 shall be paid with the transfer to Aston's principals the amount of 2,099,608 shares of MSH Common Stock and the transfer to Aston's principals of 125,976 shares of Kids&Family, Inc. common stock.


In Witness Whereof the Parties hereto have caused this Addendum to be duly executed.



/s/ Anthony R. Asfur                             /s/ Robert P. Maerz
-------------------------------                  -------------------------------
Anthony R. Asfur                                 Robert P. Maerz
Aston Entertainment Group, Inc.                  MSH Entertainment Corporation